Exhibit 99.3

CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors

Tidewater Inc.

6002 Rogerdale Road

Suite 600

Houston, Texas 77072

Dear Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 15, 2018, to the Board of Directors of Tidewater Inc. (“Tidewater”) as Annex C to, and the reference to such opinion letter under the headings “Summary—Opinion of Lazard, Tidewater’s Financial Advisor” and “The Business Combination—Opinion of Lazard, Tidewater’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Tidewater and GulfMark Offshore, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Tidewater filed with the Securities and Exchange Commission on August 29, 2018 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, LAZARD FRÈRES & CO. LLC

By:	/s/ Douglas A. Fordyce
Douglas A. Fordyce Managing Director

August 29, 2018